EXHIBIT 2



                  AGREEMENT AND PLAN OF MERGER

                              among

                   J. C. PENNEY COMPANY, INC.,

                     BETA ACQUISITION CORP.

                               and

                       FAY'S INCORPORATED



                   DATED AS OF AUGUST 5, 1996





                        TABLE OF CONTENTS

                                                             Page


ARTICLE I - THE MERGER                                          1
     1.1  The Merger; Effective Time of the Merger              1
     1.2  Closing                                               2
     1.3  Effects of the Merger                                 2

ARTICLE II - EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES         3
     2.1  Effect on Capital Stock                               3
          (a)  Capital Stock of Sub                             3
          (b)  Cancellation of Treasury Stock                   3
          (c)  Exchange Ratio for Company Common Stock          3
          (d)  Stock Options                                    4
          (e)  Shares of Dissenting Stockholders                4
          (f)  Changes in Purchaser Capital Stock               4
     2.2  Exchange of Certificates                              4
          (a)  Exchange Agent                                   4
          (b)  Exchange Procedures                              5
          (c)  Distributions with Respect to Unexchanged
               Shares                                           5
          (d)  No Further Ownership Rights in Company Common
               Stock                                            6
          (e)  No Fractional Shares                             6
          (f)  Termination of Exchange Fund                     7
          (g)  No Liability                                     7
          (h)  Missing Certificates                             7

ARTICLE III - REPRESENTATIONS AND WARRANTIES                    7
     3.1  Representations and Warranties of the Company         7
          (a)  Organization, Standing and Power                 7
          (b)  Capital Structure                                8
          (c)  Authority; No Violations; Consents and
               Approvals                                        9
          (d)  SEC Documents                                   11
          (e)  Information Supplied                            11
          (f)  Absence of Certain Changes or Events            12
          (g)  No Undisclosed Material Liabilities             12
          (h)  No Default                                      13
          (i)  Compliance with Applicable Laws                 13
          (j)  Litigation                                      13
          (k)  Taxes                                           14
          (l)  Pension and Benefit Plans; ERISA                16
          (m)  Labor Matters                                   20
          (n)  Assets                                          20
          (o)  Intellectual Property                           21
          (p)  Environmental Matters                           22
          (q)  Product Liability                               23
          (r)  Charter Takeover Provisions                     23
          (s)  Opinion of Financial Advisor                    23
          (t)  Vote Required                                   24
          (u)  Insurance                                       24
          (v)  Advisors                                        24
          (w)  Additional Tax Matters                          24
          (x)  Contracts                                       24
          (y)  Sale of Division.                               25
     3.2  Representations and Warranties of Purchaser and
          Sub                                                  25
          (a)  Organization, Standing and Power                25
          (b)  Capital Structure                               25
          (c)  Authority; No Violations, Consents and
               Approvals                                       26
          (d)  SEC Documents                                   27
          (e)  Information Supplied                            28
          (f)  Absence of Certain Changes or Events            29
          (g)  No Undisclosed Material Liabilities             29
          (h)  No Default                                      29
          (i)  Litigation                                      30
          (j)  No Vote Required                                30
          (k)  Brokers                                         30
          (l)  Interim Operations of Sub                       30
          (m)  Additional Tax Matters                          30
          (n)  No Ownership of Company Capital Stock           30

ARTICLE IV - COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE
     COMPANY                                                   30
     4.1  Conduct of Business by the Company Pending the
          Merger                                               30
          (a)  Ordinary Course                                 31
          (b)  Dividends; Changes in Stock                     31
          (c)  Issuance of Securities                          31
          (d)  Governing Documents                             32
          (e)  No Acquisitions                                 32
          (f)  No Dispositions                                 32
          (g)  No Dissolution, Etc.                            32
          (h)  Certain Employee Matters                        32
          (i)  Indebtedness; Leases; Capital Expenditures;
               Accounting Changes                              33
          (j)  368(a) Reorganization                           33
     4.2  No Solicitation                                      33

ARTICLE V - ADDITIONAL AGREEMENTS                              34
     5.1  Preparation of S-4 and the Proxy Statement           34
     5.2  Letter of the Company's Accountants                  35
     5.3  Letter of Purchaser's Accountants                    35
     5.4  Access to Information                                35
     5.5  The Company Stockholders Meeting                     35
     5.6  Legal Conditions to Merger                           35
     5.7  Response to Certain Actions                          36
     5.8  Agreements of Others                                 36
     5.9  Authorization for Shares and Stock Exchange
          Listing                                              36
     5.10 Employee Matters                                     37
          (a)  Employees                                       37
          (b)  Participation in Plans Maintained by Purchaser  37
          (c)  Employment of Company Employees                 38
          (d)  Employment Agreements                           38
          (e)  Non-Employee Directors Retirement Plan          38
          (f)  Severance Policies                              39
          (g)  Bonus Plans                                     39
          (h)  Stock Purchase Plan                             39
          (i)  Stock Options Issued to Non-Employee Directors  39
          (j)  Stock Options Issued to Employees               40
          (k)  Communications to Employees                     40
     5.11 Indemnification; Directors' and Officers'
          Insurance                                            41
     5.12 Agreement to Defend                                  42
     5.13 Public Announcements                                 42
     5.14 Other Actions                                        43
     5.15 Advice of Changes; SEC Filings                       43
     5.16 Reorganization                                       43
     5.17 Conveyance Taxes                                     43
     5.18 Company Operations and Name                          43
     5.19 Company Convertible Notes                            43

ARTICLE VI - CONDITIONS PRECEDENT                              44
     6.1  Conditions to Each Party's Obligation to Effect
          the Merger                                           44
          (a)  Company Stockholder Approval                    44
          (b)  NYSE Listing                                    44
          (c)  Other Approvals                                 44
          (d)  S-4                                             44
          (e)  No Injunctions or Restraints                    44
          (f)  Tax Opinion                                     44
     6.2  Conditions of Obligations of Purchaser and Sub       45
          (a)  Representations and Warranties                  45
          (b)  Performance of Obligations of the Company       45
          (c)  Agreements from the Company Affiliates          45
          (d)  Appraisal Rights                                45
          (e)  Opinion of Company Counsel                      45
          (f)  Consents Under Agreements                       47
          (g)  Material Adverse Change                         47
          (h)  Termination of Certain Plans                    47
     6.3  Conditions of Obligations of the Company             48
          (a)  Representations and Warranties                  48
          (b)  Performance of Obligations of Purchaser and Sub 48
          (c)  Opinion of Purchaser Counsel                    48
          (d)  Material Adverse Change                         50

ARTICLE VII - TERMINATION AND AMENDMENT                        50
     7.1  Termination                                          50
     7.2  Effect of Termination                                51
     7.3  Amendment                                            52
     7.4  Extension; Waiver                                    52

ARTICLE VIII - GENERAL PROVISIONS                              52
     8.1  Payment of Expenses                                  52
     8.2  Nonsurvival of Representations, Warranties and
          Agreements                                           53
     8.3  Notices                                              53
     8.4  Interpretation                                       54
     8.5  Counterparts                                         54
     8.6  Entire Agreement; No Third Party Beneficiaries       54
     8.7  Governing Law                                        55
     8.8  No Remedy in Certain Circumstances                   55
     8.9  Specific Performance                                 55
     8.10 Assignment                                           55
     8.11 Schedules                                            55




                       FAY'S INCORPORATED

          SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER



Schedule No.               Description
- ------------              ------------

3.1(a)(i)                  -- Subsidiaries
3.1(a)(ii)                 -- Other Ownership Interests
3.1(b)                     -- Capital Structure
3.1(c)(iii)                -- Certain Filings
3.1(d)                     -- Certain Agreements with Affiliates
3.1(f)                     -- Certain Changes or Events
3.1(g)                     -- Certain Material Liabilities
3.1(h)                     -- Certain Defaults
3.1(i)                     -- Investigations and Reviews
3.1(j)                     -- Litigation and Orders
3.1(k)(i), (ii), (iii), (iv), (vi),
     (vii)                 -- Tax Matters
3.1(l)(i), (ii), (iv), (viii), (ix),
     (x), (xi), (xii), (xiii),
     (xiv)                 -- Pension and Benefit Plans; ERISA
3.1(m)(i), (ii)            -- Labor Matters
3.1(n)(i), (ii), (iii)     -- Assets
3.1(o)                     -- Intellectual Property
3.1(p)                     -- Environmental Matters
3.1(u)                     -- Insurance
3.1(v)                     -- Advisors
3.1(w)                     -- Form of Tax Certificate
3.1(x)(i), (ii), (iii)     -- Contracts
3.1(y)                     -- Paper Cutter Amendments
4.1(f)                     -- Certain Dispositions
4.1(h)                     -- Certain Employee Matters
4.1(i)                     -- Indebtedness; Leases; Capital
                               Expenditures; Accounting Changes
5.10(b), (d)               -- Certain Employee Benefits
8.6                        -- Knowledge



                   J. C. PENNEY COMPANY, INC.
                     BETA ACQUISITION CORP.
          SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER



Schedule No.               Description
- ------------              ------------

3.2(b)                     -- Capital Structure
3.2(d)                     -- Certain Agreements with Affiliates
3.2(f)                     -- Certain Changes or Events
3.2(g)                     -- Certain Material Liabilities
3.2(h)                     -- Certain Defaults
3.2(i)                     -- Litigation and Orders
3.2(k)                     -- Brokers Fees
3.2(m)                     -- Form of Tax Certificate






                    GLOSSARY OF DEFINED TERMS

Defined Term                                  Defined in Section

- -------------                                  ------------------

Acquisition Proposal                                4.2
Acquisition Transaction                             4.2
ADA                                                 3.1(n)(i)
Adjusted Conversion Shares                          2.1(c)
Affiliates                                          5.8
Agreement                                           Preamble
Bonus Plans                                         5.10(g)
CERCLA                                              3.1(p)(i)
Certificate of Merger                               1.1
Certificates                                        2.2(b)
Closing                                             1.1
Closing Date                                        1.2
Code                                                Recitals
Company                                             Preamble
Company Agreement                                   3.1(x)
Company Benefit Plans                               5.10(b)(i)
Company Benefit Trusts                              3.1(l)(ii)
Company Common Stock                                2.1
Company Convertible Notes                           3.1(b)
Company Employee Benefit Plans                      3.1(l)(ii)
Company ERISA Affiliate                             3.1(l)(i)
Company Intellectual Property                       3.1(o)
Company Litigation                                  3.1(j)
Company Non-Employee Directors Plan                 3.1(b)
Company Order                                       3.1(j)
Company Pension Plans                               3.1(l)(i)
Company Pension Trusts                              3.1(l)(i)
Company Permits                                     3.1(i)
Company Preferred Stock                             3.1(b)
Company Representatives                             4.2
Company Rights Plan                                 3.1(b)
Company SEC Documents                               3.1(d)
Company Stock Option                                5.10
Company Stock Plan                                  3.1(b)
Company Stock Purchase Plan                         3.1(b)
Constituent Corporations                            1.3(a)
Conversion Shares                                   2.1(c)
Daily Price                                         2.1(c)
Defined Benefit Plan                                3.1(1)(xi)
Directors Option Plan                               5.10(i)
Directors Stock Option                              5.10(i)
Dissenting Stockholder                              2.1(e)
Divestiture Threshold                               5.7
Effective Time                                      1.1
Employees                                           5.10(a)
Employee Stock Option                               5.10(j)
Employment Agreements                               5.10(d)
Environmental Law                                   3.1(p)(i)
ERISA                                               3.1(l)(i)
Exchange Act                                        3.1(c)(iii)
Exchange Agent                                      2.2(a)
Exchange Fund                                       2.2(a)
GAAP                                                3.1(d)
Governmental Entity                                 3.1(c)(iii)
Hazardous Material                                  3.1(p)(ii)
HSR Act                                             3.1(c)(iii)
Indemnified Liabilities                             5.11(a)
Indemnified Parties                                 5.11(a)
Injunction                                          6.1(e)
IRS                                                 3.1(k)(ii)
knowledge of the Company                            8.4
Material Adverse Change                             3.1(a)
Material Adverse Effect                             3.1(a)
Merger                                              Recitals
NYBCL                                               1.1
NYSE                                                2.1(c)
OSHA                                                3.1(p)(i)
Proxy Statement                                     3.1(c)(iii)
Purchaser                                           Preamble
Purchaser Benefit Plan                              5.10(b)(i)
Purchaser Common Stock                              2.1(c)
Purchaser Litigation                                3.2(i)
Purchaser Option Plans                              3.2(b)
Purchaser Order                                     3.2(i)
Purchaser Preferred Stock                           3.2(b)
Purchaser's Rights Agreement                        2.1(c)
Purchaser SEC Documents                             3.2(d)
Release                                             3.1(p)(iii)
Returns                                             3.1(k)(i)
Rights                                              2.1(c)
S-4                                                 3.1(e)
SEC                                                 3.1(d)
Securities Act                                      3.1(d)
Service                                             3.1(1)(i)
Surviving Corporation                               1.3(a)
Stockholders Agreement                              Recitals
Sub                                                 Preamble
Subsidiary                                          2.1(b)
Tax                                                 3.1(k)(ix)
Taxable                                             3.1(k)(ix)
Taxes                                               3.1(k)(ix)
Tax Return                                          3.1(k)(ix)
Voting Debt                                         3.1(b)




                  AGREEMENT AND PLAN OF MERGER



          AGREEMENT AND PLAN OF MERGER, dated as of August 5, 1996 (this "Agreement"), among J. C. Penney Company, Inc., a Delaware corporation ("Purchaser"), Beta Acquisition Corp., a New York corporation and a direct wholly owned subsidiary of Purchaser ("Sub"), and Fay's Incorporated, a New York corporation (the "Company").

          WHEREAS, the Boards of Directors of Purchaser, Sub and the Company each have determined that it is in the best interests of their respective stockholders for Sub to merge with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

          WHEREAS, the Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval;

          WHEREAS, as a condition and inducement to Purchaser and Sub entering into this Agreement and securing the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser is entering into a Stockholders Agreement with certain stockholders of the Company in the form of Exhibit A attached hereto (the "Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote the Company Common Stock (as hereinafter defined) then owned by such stockholders in favor of the Merger provided for herein;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

          WHEREAS, Purchaser, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

                            ARTICLE I

                           THE MERGER

          1.1 THE MERGER; EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the New York Business Corporation Law (the "NYBCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when a certificate of merger (the "Certificate of Merger") prepared and executed in accordance with the relevant provisions of the NYBCL is filed with the Department of State of the State of New York or, if agreed to by the parties, at such time thereafter as is provided in the Certificate of Merger, but not to exceed 30 days after such filing (the "Effective Time"). The filing of the Certificate of Merger shall be made as soon as practicable on or after the closing of the Merger (the "Closing").

          1.2 CLOSING. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of J. C. Penney Company, Inc., 6501 Legacy Drive, Plano, Texas, unless another date or place is agreed to in writing by the parties.

          1.3  EFFECTS OF THE MERGER.

          (a) At the Effective Time: (i) Sub shall be merged with and into the Company, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (b) The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

          (c) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; and all property, real and personal, including subscriptions to shares, causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed; and the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations. No liability or obligation due or to become due, claim or demand for any cause existing against any such corporation, or any stockholder, officer or director thereof, shall be released or impaired by such merger or consolidation. No action or proceeding, whether civil or criminal, then pending by or against any such Constituent Corporation, or any stockholder, officer or director thereof, shall abate or be discontinued by such merger or consolidation, but may be enforced, prosecuted, settled or compromised as if such merger or consolidation had not occurred, or such Surviving Corporation may be substituted in such action or special proceeding in place of the Constituent Corporation.

                           ARTICLE II

        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
       CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.10 per share, of the Company ("Company Common Stock") or capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving
     Corporation.

          (b) CANCELLATION OF TREASURY STOCK. Each share of the Company Common Stock and all other shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of Company Common Stock and all other shares of capital stock of the Company owned by any wholly owned Subsidiary (as hereinafter defined) of the Company shall be canceled and retired and shall cease to exist and no stock of Purchaser or other consideration shall be delivered or deliverable in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not represent a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (c) EXCHANGE RATIO FOR COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the number of shares of common stock, par value of $0.50 per share, of Purchaser ("Purchaser Common Stock"), together with the associated preferred stock purchase rights (the "Rights") issued under the Rights Agreement, dated as of February 14, 1990, between Purchaser and First Chicago Trust Company of New York, as amended on January 13, 1992 to reflect Manufacturers Hanover Trust Company (now Chase Mellon Shareholder Services, L.L.C.) as successor rights agent (the "Purchaser's Rights Agreement"), equal to the quotient obtained by dividing (i) $12.75 by
     (ii) the average of the per share Daily Price (as hereinafter defined) on the New York Stock Exchange, Inc. (the "NYSE") of the Purchaser Common Stock (as reported in the New York Stock Exchange Composite Transactions) during the ten consecutive trading days immediately preceding the date which is two trading days prior to the date of the Company's stockholders meeting referred to in Section 5.5 (the "Conversion Shares"); provided, however, in no event will the Conversion Shares be less than .2253397 shares of Purchaser Common Stock or greater than .2754151 shares of Purchaser Common Stock. As used herein, the term "Daily Price" shall mean the average of the high and low selling prices on the day in question as reported in the Wall Street Journal. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Purchaser Common Stock and cash in lieu of fractional shares of Purchaser Common Stock as contemplated by Section 2.2(e), to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d)  STOCK OPTIONS.  Each outstanding Directors Stock
     Option and Employee Stock Option (as defined in Section
     5.10) shall be treated in the manner set forth in Section
     5.10.

          (e)  SHARES OF DISSENTING STOCKHOLDERS.
     Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a stockholder who has not voted such shares in favor of the Merger and shall have delivered a written demand for appraisal of such shares in the manner provided in the NYBCL (a "Dissenting Stockholder") shall not be converted as described in Section 2.1(c), but shall become the right to receive the fair value of such shares as may be determined to be due to such Dissenting Stockholder pursuant to the NYBCL; provided, however, that the shares of the Company Common Stock held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his or her right of appraisal, in either case pursuant to the NYBCL, shall be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.1(c). The Company shall give Purchaser (i) prompt notice of any written objection to the Merger from a Dissenting Stockholder, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such Dissenting Stockholders. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (f) CHANGES IN PURCHASER CAPITAL STOCK. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Purchaser changes the number of shares of Purchaser Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Conversion Shares shall be appropriately adjusted (including the minimum and maximum Conversion Shares).

          2.2  EXCHANGE OF CERTIFICATES

          (a) EXCHANGE AGENT. As of the Effective Time, Purchaser shall deposit with Chase Mellon Shareholder Services, L.L.C. or such other bank or trust company designated by Purchaser and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Purchaser Common Stock (such shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, and the associated Rights being hereinafter referred to as the "Exchange Fund") issuable pursuant to
     Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Purchaser Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates"), which holder's shares of Company Common Stock were converted into the right to receive shares of Purchaser Common Stock pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Purchaser may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive pursuant to the provisions of this Article II and cash in lieu of fractional shares of Purchaser Common Stock as contemplated by Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Purchaser Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Purchaser Common Stock and cash in lieu of any fractional shares of Purchaser Common Stock as contemplated by this Section 2.2. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Purchaser Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Purchaser Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock.

          (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Purchaser Common Stock and Rights issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that, subject to Section 4.1(b), may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II, and, except as provided in this Section 2.2(e), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Purchaser. In lieu of any fractional security, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Purchaser Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the Daily Price on the date on which the Effective Time occurs, by
     (ii) the fractional share to which such holder would otherwise be entitled. All fractional shares to which a single record holder would be entitled shall be aggregated. Purchaser shall make available to the Exchange Agent the cash necessary for this purpose. Calculations made pursuant to this Section 2.2(e) shall be rounded to three decimal places.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Purchaser Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Purchaser, upon demand, and any stockholders of the Company who have not theretofore complied with this
     Article II shall thereafter look only to Purchaser for payment of their claim for Purchaser Common Stock, any cash in lieu of fractional shares of Purchaser Common Stock and any dividends or distributions with respect to Purchaser Common Stock.

          (g) NO LIABILITY. Neither Purchaser nor the Company shall be liable to any holder of shares of Company Common Stock or Purchaser Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Purchaser Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h)  MISSING CERTIFICATES.  In the event any
     Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions with respect to shares of Purchaser Common Stock as provided in Section 2.2(c), deliverable in respect thereof pursuant to this Agreement.

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

          3.1  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to Purchaser and Sub as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of the Company and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect (as hereinafter defined). The Company has heretofore delivered to Purchaser complete and correct copies of its Restated Certificate of Incorporation and Bylaws. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a)(i). Except as set forth on Schedules 3.1(a)(i) or 3.1(a)(ii), the Company does not directly or indirectly have (or possess any options or other rights to acquire) any direct or indirect ownership interests in excess of 1% in any person, business, corporation, partnership, association, joint venture, trust or other entity. As used in this Agreement, a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of the Company or Purchaser, as the case may be, any material adverse effect or change to the business, operations, assets, condition (financial or otherwise) or results of operation of such party and its Subsidiaries taken as a whole.

          (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). At the close of business on July 31, 1996: (i) 20,993,618 shares of Company Common Stock were issued and outstanding; 300,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company were reserved for issuance pursuant to the Company Rights Plan (as hereinafter defined); no more than 2,469,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding grants under the Company's 1982 Stock Option Plan (the "Company Stock Plan"); 51,750 shares of Company Common Stock were reserved for issuance pursuant to outstanding grants under the Company's Stock Option Plan for Non-Employee Directors (the "Company Non-Employee Directors Plan"); and 732,780 shares of Company Common Stock were reserved for issuance pursuant to the 1971 Fay's Incorporated Employees' Stock Purchase Plan (the "Company Stock Purchase Plan"); (ii) 13,303 shares of Company Common Stock were held by the Company in its treasury or by its wholly owned Subsidiaries; and (iii) except for the $1,000,000 principal amount 10% convertible notes of the Company due January 15, 1998 (the "Company Convertible Notes"), which as of the date hereof are convertible into 191,205 shares of Company Common Stock at a conversion price of $5.23 per share, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which the Company stockholders may vote ("Voting Debt") were issued or outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on
     Schedule 3.1(b), and except for (i) securities that may be issued under Rights Agreement, dated August 17, 1995, between the Company and American Stock Transfer and Trust Company (the "Company Rights Plan"); (ii) changes since January 27, 1996 resulting from the exercise of employee stock options granted pursuant to the Company Stock Plan or the Company Non-Employee Directors Plan; and (iii) changes since January 27, 1996 resulting from issuances or purchases under (A) the Company Stock Purchase Plan, (B) the Company Service Award Program or (C) as contemplated by this Agreement, there are outstanding: (x) no shares of capital stock, Voting Debt or other voting securities of the Company; (y) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (z) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound, in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders Agreement, there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the right of the Company to vote the stock of any of its Subsidiaries.

          (c)  AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

               (i)  The Board of Directors of the Company has
     (A) approved the Merger, this Agreement and the Stockholders Agreement, in accordance with the requirements of the NYBCL and, if applicable, the terms of Article Ninth of the Company's Restated Certificate of Incorporation and by vote of the directors with no negative vote, and declared the Merger and this Agreement to be in the best interests of the stockholders of the Company and (B) adopted an amendment to the Company Rights Plan, a true and correct copy of which has been delivered to Purchaser, pursuant to which Purchaser is not deemed to be an Acquiring Person (as defined in the Company Rights Plan) as a result of the execution or performance of the Stockholders Agreement or the execution or consummation of the transactions contemplated by this Agreement. The directors have advised the Company that they intend to vote or cause to be voted all of the shares Beneficially Owned (as defined in the Stockholders Agreement) by them in favor of approval of the Merger and
     this Agreement.   The Company has all requisite corporate
     power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NYBCL, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NYBCL. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with the NYBCL, and assuming this Agreement constitutes the valid and binding obligation of Purchaser and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

               (ii) Except as set forth on Schedule 3.1(c)(ii), the execution and delivery of this Agreement and the Stockholders Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Restated Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of (B) and (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations thereunder, or prevent the consummation of any of the transactions contemplated hereby.

               (iii)     No consent, approval, order or
     authorization of, or registration, declaration or filing with, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, as to which the failure to obtain or make could reasonably be expected to have a Material Adverse Effect, except for: (A) filings with and approval of the Drug Enforcement Agency, any Governmental Entity that regulates pharmaceutical sales and any Governmental Entity that regulates liquor sales, (B) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period with respect thereto; (C) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (D) the filing of the Certificate of Merger with the Secretary of State of the State of New York; (E) filings with, and approval of, the NYSE; (F) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (G) the filings and consents listed on Schedule 3.1(c)(iii).

          (d) SEC DOCUMENTS. The Company has made available to Purchaser a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") since January 26, 1994 and prior to the date of this Agreement (the "Company SEC Documents") which are all the documents (other than preliminary matters) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents or in Schedule 3.1(d), there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 26, 1994, an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by Purchaser in connection with the issuance of shares of Purchaser Common Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, the Company will immediately notify Purchaser of such event, and the Company shall cooperate with Purchaser in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in, the Company SEC Documents or on Schedule 3.1(f), or except as contemplated by this Agreement, since January 27, 1996, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, except for regular quarterly cash dividends of $.05 per share on Company Common Stock, with usual record and payment dates for such dividends (but in the case of the regular quarterly cash dividend for the third quarter of the Company's 1997 fiscal year only as permitted under Section 4.1(b)); (ii) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary; (iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary; (iv) any material change in any method of accounting or accounting practice by the Company or any Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that could reasonably be expected to have a Material Adverse Effect on the Company, except for general economic changes and changes that may affect the industries of the Company or any of its Subsidiaries generally.

          (g) NO UNDISCLOSED MATERIAL LIABILITIES. Except as disclosed in the Company SEC Documents or on Schedule 3.1(g), as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required under GAAP to be reflected on, or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto and that could reasonably be expected to have a Material Adverse Effect on the Company, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of January 27, 1996 (including the notes thereto) contained in the Company's Annual Report on Form 10-K for the year ended January 27, 1996; (ii) liabilities under or contemplated by this Agreement; and (iii) liabilities arising since such date in the ordinary course of business consistent with past practices.

          (h) NO DEFAULT. Except as set forth on Schedule 3.1(h), neither the Company nor any of its Subsidiaries is, or has received any notice that it is, in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charter and by-laws, (ii) any note, bond, mortgage, indenture, license, leases, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of
     (ii) and (iii) for defaults or violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company.

          (i)  COMPLIANCE WITH APPLICABLE LAWS.   The Company and
     its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except where such failures could not reasonably be expected to have a Material Adverse Effect. Except as set forth on
     Schedule 3.1(i), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company (as defined in Section 8.4) as of the date hereof, threatened, other than those the outcome of which could not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 3.1(i) sets forth each such failure to hold or comply with the terms of Company Permits, each such violation of law, ordinance or regulation of any governmental entity and each such pending or, to the knowledge of the Company, threatened investigation or review by any Governmental Entity existing on the date hereof that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company. This Section 3.1(i) does not relate to environmental matters, which are the subject of Section 3.1(p).

          (j) LITIGATION. There are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation") which if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or affect its ability to consummate the transactions contemplated by this Agreement, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of Company ("Company Order") which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or affect its ability to consummate the transactions contemplated by this Agreement. Schedule 3.1(j) lists any Company Litigation or Company Order with respect to which the uninsured exposure or losses exceed $150,000. This
     Section 3.1(j) does not relate to environmental matters, which are the subject of Section 3.1(p).

          (k)  TAXES.

               (i) Except as set forth on Schedule 3.1(k)(i), each of the Company, each of its Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (A) timely (taking into account any extensions) filed all federal income and material federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes shown to be due and payable on or with respect to such returns, and all material Taxes that are otherwise due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in the Company's most recent audited financial statements) for which the Company or any of its Subsidiaries may be liable, (C) established all reserves required by, and in amounts in accordance with, GAAP, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

               (ii) Schedule 3.1(k)(ii) sets forth the last taxable period through which the federal income Tax Returns of the Company and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed, and identifies all open periods for which federal, state or local examinations are in progress or of which the Company or any of its Subsidiaries has received written notice of proposed examinations from a taxing authority with respect to any material Tax. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. Except as set forth in Schedule 3.1(k)(ii), no material Tax audits or other administrative proceedings or court proceedings are presently pending, or to the knowledge of the Company, threatened, with regard to any Taxes for which the Company or any of its Subsidiaries would be liable, and no material deficiency for any such Taxes has been proposed, asserted or assessed, in writing (whether by examination report or prior to completion of examination by means of notices of proposed adjustment, or other similar requests or notices) pursuant to such examination against the Company or any of its Subsidiaries by any federal, state or local taxing authority with respect to any period.

               (iii)     Except as disclosed on Schedule
     3.1(k)(iii), neither the Company nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any federal, state or local income or franchise Taxes for which the Company or any of its Subsidiaries would be liable or (B) a closing agreement pursuant to section 7121 of the Code, or any predecessor provision thereof or any similar provision of state or local income tax law that relates to the assets or operations of the Company or any of its Subsidiaries.

               (iv) Except as disclosed in Company SEC Documents or as set forth on Schedule 3.1(k)(iv), neither the Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of section 280G of the Code.

               (v)  Neither the Company nor any of its
     Subsidiaries has made an election under section 341(f) of the Code or agreed to have section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

               (vi) Except as set forth in Company SEC Documents or as disclosed on Schedule 3.1(k)(vi), neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

               (vii)     Except as set forth in Schedule
     3.1(k)(vii), there are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any taxing authority for information with respect to Taxes of the Company or any of its Subsidiaries and, to the knowledge of the Company, no material reassessments (for property or ad valorem Tax purposes) of any assets or any property owned (or leased in the case of leased property or assets with respect to which the Company or any of its Subsidiaries is responsible for the payment of property Taxes) by the Company or any of its Subsidiaries have been proposed in written form.

               (viii)    Neither the Company nor any of its
     Subsidiaries has agreed to make any adjustment pursuant to section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any of its Subsidiaries. To the knowledge of the Company, neither the IRS nor any other taxing authority has proposed in writing, and neither the Company nor any of its Subsidiaries is otherwise required to make, any such adjustment or change in accounting method.

               (ix) Neither the Company nor any of its
     Subsidiaries has any net operating losses or other tax attributes presently subject to limitation under sections
     382, 383, or 384 of the Code, or under the regulations under section 1502 of the Code.

               For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated or consolidated group, or arrangement whereby liability of the Company or any of its Subsidiaries for payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (iii) liability of the Company or any of its Subsidiaries with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person or entity.

               "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes, including, without limitation, (i) any consolidated federal income tax return in which the Company or any of its Subsidiaries is included or (ii) any state, local or foreign income tax returns filed on a consolidated, combined or unitary basis (for purposes of determining Tax liability) in which the Company or any of its Subsidiaries is included.

          (l)  PENSION AND BENEFIT PLANS; ERISA.

               (i) All "employee pension benefit plans," as defined in section 3(2) of the Employee Retirement
     Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under section 414(b), (c), (m) or
     (o) of the Code ("Company ERISA Affiliate") or to which the Company or any of its Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder (the "Company Pension Plans"), other than unwritten plans that are not material (as hereinafter defined in paragraph (xv)) are listed on Schedule 3.1(1)(i). All such plans that are intended to qualify under section 401 et seq. of the Code do so qualify, the trusts maintained pursuant thereto (the "Company Pension Trusts") that are intended to be exempt from federal income taxation under section 501 of the Code are so exempt, and the Company has received a determination letter from the Internal Revenue Service (the "Service") with respect to each such Company Pension Plan and each such Company Pension Trust to the effect that such Company Pension Plan is qualified and such Company Pension Trust is exempt. No such determination letter has been revoked, no revocation has been threatened and nothing has occurred with respect to the operation of any Company Pension Plan that could reasonably be expected to cause such revocation. Except as described on Schedule 3.1(l)(i), none of the Company Pension Plans or Company Pension Trusts have been amended since the effective date of each respective determination letter.

               (ii) All "employee welfare benefit plans," as defined in section 3(1) of ERISA, all other employee benefit arrangements or payroll practices, including, without limitation, all severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance, and scholarship plans or programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans being hereinafter referred to as the "Company Employee Benefit Plans") and all trusts maintained pursuant to a Company Employee Benefit Plan (the "Company Benefit Trusts"), other than unwritten plans that are not material, are listed on
     Schedule 3.1(1)(ii). The Company has received a determination letter from the Service with respect to each Company Employee Benefit Trust that is intended to be exempt from federal taxation under section 501 of the Code. No such determination letter has been revoked, no revocation has been threatened, and nothing has occurred with respect to the operation of any Company Employee Benefit Trust that could reasonably be expected to cause such revocation. Except as described on Schedule 3.1(1)(ii), none of the Company Employee Benefit Trusts have been amended since the effective date of each respective determination letter.

               (iii) With respect to each such plan, other than unwritten plans that are not material, the Company has delivered to Purchaser (A) a true, correct, and complete copy of each Company Pension Plan, including copies of all amendments made since the most recent favorable determination letter, or Company Employee Benefit Plan or, in the case of any unwritten Company Employee Benefit Plan, descriptions thereof; (B) copies of the most recent Form 5500 filed with the IRS with respect to each Company Pension Plan or Company Employee Benefit Plan for which such report is required by applicable law; (C) the most recent summary plan description for each Company Pension Plan or Company Employee Benefit Plan for which such a summary plan description is required by applicable law; and (D) each trust agreement and insurance or annuity contract relating to any Company Pension Plan or Company Employee Benefit Plan.

               (iv) Except as described on Schedule 3.1(l)(iv), neither the Company nor any Company ERISA Affiliate has ever contributed to any plan subject to section 413 of the Code or multiple employer welfare arrangement, as defined in section 3(40) of ERISA.

               (v) There is no violation in any material respect of ERISA, the Code or other applicable law with respect to the filing of reports, returns, and other similar documents required to be filed with any governmental agency with respect to any Company Pension Plan or Company Employee Benefit Plan. All reports, returns or similar documents required to be distributed to any Company Pension Plan or Company Employee Benefit Plan participant have been timely distributed.

               (vi) The Company Pension Plans and Company
     Employee Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder), the Code, and other applicable Federal and state law, and neither the Company nor any of its Subsidiaries or any "party-in-interest" or "disqualified person" with respect to the Company Pension Plans and the Company Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of section 4975 of the Code or section 406 of ERISA. No event has occurred that could subject the Company, any Company ERISA Affiliate or any Company Pension Trust or Company Employee Benefit Trust, as applicable, to any material tax liability arising under section 511 of the Code that has not been timely paid. The Company and all Company ERISA Affiliates have complied with all obligations imposed by section 4980B of the Code.

               (vii)  None of the Company, any trustee,
     administrator or other fiduciary has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company or any fiduciary to any material liability for breach of fiduciary duty under ERISA or other applicable law.

               (viii) Except as disclosed in Schedule
     3.1(l)(viii), there has been no "reportable event" as that term is defined in section 4043 of ERISA and the regulations thereunder with respect to the Company Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under section 4041(c)(3)(C) or 4063(a) of ERISA.

               (ix) Except as disclosed on Schedule 3.1(1)(ix), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (A) result in any payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase any benefits otherwise payable under any Company Employee Benefit Plan or Company Pension Plan or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed on Schedule 3.1(l)(ix) or in Company SEC Documents, there are no severance agreements, employment agreements, or consulting agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary or any individual which provide for total payments with a present value in excess of $25,000 or which when aggregated with all such agreements or arrangements provides for total payments with a present value in excess of $75,000. True, correct and complete copies of all such severance agreements, employment agreements and consulting agreements have been provided to Purchaser.

               (x) Except as disclosed on Schedule 3.1(l)(x) hereto, no stock or other security issued by the Company or any of its Subsidiaries forms or has formed a part of the assets of any Company Pension Plan or Company Employee Benefit Plan within the last five years.

               (xi) Except as disclosed on Schedule 3.1(l)(xi),
     (A) all contributions to, and payments from, each Company Pension Plan and Company Employee Benefit Plan that have been required to be made in accordance with the terms of such plans and, when applicable, section 302 of ERISA or section 412 of the Code, have been timely made, (B) there has been no application for or waiver of the minimum funding standards of section 412 of the Code with respect to the Company Pension Plan, and (C) none of the Company Pension Plans has an "accumulated funding deficiency" within the meaning of section 412(a) of the Code as of the end of the most recently completed plan year. As of the most recent valuation date for each Company Pension Plan that is a "defined benefit pension plan," as defined in section 3(35) of ERISA (hereinafter a "Defined Benefit Plan"), there was not any amount of "unfunded benefit liability," other than that shown in the William M. Mercer, Incorporated actuarial valuation report as of January 1, 1996 with respect to the Fay's Incorporated Pension Plan, a copy of which has been previously provided to Purchaser. The information provided to William M. Mercer, Incorporated by the Company on which such report is based was, when given, correct in all material respects. The Company is not aware of any facts or circumstances that could change the funded status of such Defined Benefit Plan. The Company has furnished Purchaser with the most recent actuarial report or valuation with respect to each Defined Benefit Plan.

               (xii) Except as disclosed on Schedule
     3.1(l)(xii), all premium payments due to the Pension Benefit
     Guaranty Corporation pursuant to section 4007 of ERISA prior to the date hereof have been timely paid.

               (xiii)  Except as disclosed on Schedule
     3.1(l)(xiii), to the knowledge of the Company, there are no investigations by any governmental agency, other claims, suits or proceedings against or involving any Company Pension Plan or Company Employee Benefit Plan, and no events of default that could give rise to material liability to the Company or any Company ERISA Affiliate.

               (xiv)  Except as disclosed on Schedule
     3.1(l)(xiv), no employee or former employee of the Company or any Company ERISA Affiliate is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than (A) death or retirement benefits under a Company Pension Plan or (B) continuation coverage pursuant to section 4980B of the Code.

               (xv) Solely for purposes of  Section 3.1(l)(i),
     (ii) and (iii), "material" shall mean with respect to any unwritten plan, any such plan which involves costs and other liabilities, the present value (using a 7.5% discount rate) of which exceeds $75,000.00, and, with respect to all unwritten plans, such plans which involve costs and other liabilities, the present value (using a 7.5% discount rate) of which exceeds $250,000.00 in the aggregate.

          (m)  LABOR MATTERS.

               (i) Except as set forth in Schedule 3.1(m)(i) hereto, as of the date of this Agreement, (A) no employees of the Company or any of its Subsidiaries are represented by any labor organization; (B) no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (C) to the knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries.

               (ii) Except as set forth on Schedule 3.1(m)(ii) hereto, the Company and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health workers' compensation and the collection and payment of withholding and or social security taxes and similar Taxes, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on the Company.

          (n)  ASSETS.

               (i) Except as set forth on Schedule 3.1(n)(i) hereto, the Company and each of its Subsidiaries has good and marketable title to all of their respective assets owned by them, and valid leasehold interests in all assets leased by them, in each case free and clear of all liens, mortgages, charges, encumbrances, or title defects, except for such liens, mortgages, charges, encumbrances, or title defects that could not reasonably be expected to have a material adverse effect on the value or use of such assets or could not reasonably be expected to have a Material Adverse Effect on the Company. The assets owned or leased by the Company or its Subsidiaries comply and conform with all applicable laws relating to their use and operation, including, but not limited to, the provisions of the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. Section 12191 et seq. (the "ADA"), except to the extent that such non-compliance or non-conformity would not have a Material Adverse Effect on the Company. To the knowledge of the Company, assets owned or leased by the Company or its Subsidiaries comply and conform in all material respects with the ADA.

               (ii) Except as set forth on Schedule 3.1(n)(ii), there are no leases, subleases, surface or subsurface use agreements, tenancy arrangements or other instruments or encumbrances that will be in force or effect as of the Closing Date that grant to any person any right relating to the ownership, use or operation of all or any part of the assets owned or leased by the Company or any of its Subsidiaries. No person has any rights in, or right or option to acquire, fee title (or any portion thereof) to the assets owned by the Company or any of its Subsidiaries in fee. The Company and its Subsidiaries enjoy peaceful possession of all assets respectively leased by the Company or such Subsidiaries, and the Company has delivered to Purchaser copies of all such leases, which copies contain all of the material terms and conditions of such leases.

               (iii)     The assets, properties, rights and
     contracts, including, without limitation (as applicable), title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions that in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.1(n)(iii) hereto, the Company has no continuing material obligations relating to the assets of any operations that have been disposed.

          (o) INTELLECTUAL PROPERTY. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of Company and its Subsidiaries (collectively, the "Company Intellectual Property"). Except as set forth on Schedule 3.1(o), all of the Company Intellectual Property that is material to the conduct of the Company's business taken as a whole is owned by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances that could reasonably be expected to have a material adverse effect on the value of, or ability of Purchaser to utilize, the item of Company Intellectual Property to which such lien relates, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intellectual Property which forfeiture could reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, the use of the Company Intellectual Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person. Except as set forth on Schedule 3.1(o), the Company has received no written notice that the use of any trade dress by the Company or its Subsidiaries conflicts with, infringes upon, violates or interferes with any trade dress rights of any other person. To the knowledge of the Company, there are no pending claims that any of the Company Intellectual Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property that is material to the conduct of the Company's business.

          (p)  ENVIRONMENTAL MATTERS.

               For purposes of this Agreement:

               (i) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
     Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.
     Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

               (ii) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law; and

               (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries.

               Except as set forth on Schedule 3.1(p) or as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

               (A) The owned or leased properties and operations of the Company and its Subsidiaries, including without limitation any generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, have been for the last five years, and currently are, in compliance with all Environmental Laws;

               (B) The Company and its Subsidiaries currently maintain in full force and effect all permits, licenses, variances, exceptions and approvals required under applicable Environmental Laws for the continued operations of their respective businesses;

               (C) As of the date hereof the Company and its Subsidiaries are not subject to any outstanding written orders or contracts with any Governmental Entity or other person respecting (1) Environmental Laws, (2) remediation of any Hazardous Materials or (3) any Release or threatened Release of a Hazardous Material;

               (D) The Company and its Subsidiaries have not received within the last five years any written communication alleging any, and as of the date hereof there is no, investigation of any such party with respect to, the violation of or liability under any Environmental Law arising from the owned or leased properties and the operations of the Company and its Subsidiaries;

               (E)  There is no suit, action or proceeding
     pending or threatened against the Company or any of its Subsidiaries arising under Environmental Laws or asserting a damage claim attributable to a Release of or exposure to Hazardous Materials;

               (F) There has been no Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) arising from the operations of, or attributable to the owned or leased properties of, the Company or its Subsidiaries in violation of or that would require remediation or other response action under any Environmental Laws; and

               (G) There is not now on or in any owned or leased property of the Company or its Subsidiaries any of the following: (1) any underground storage tanks or surface impoundments, (2) any asbestos-containing materials, (3) any friable asbestos-containing materials or (4) any polychlorinated biphenyls.

          (q) PRODUCT LIABILITY. There are no claims, and to the knowledge of the Company there is no basis for any claims, against the Company or any Subsidiary for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by the Company or any Subsidiary, including claims arising out of the defective or unsafe nature of such products or services, which could reasonably be expected to have a Material Adverse Effect on the Company.

          (r) CHARTER TAKEOVER PROVISIONS. The transactions contemplated by this Agreement and the Stockholders Agreement of even date herewith, among Purchaser, Sub, the Company and certain stockholders of the Company, have been approved by the affirmative vote of a majority of the Continuing Directors (as such term is defined in the Company's Restated Certificate of Incorporation) pursuant to Article Ninth of the Company's Restated Certificate of Incorporation. No state takeover laws are applicable to Purchaser or Sub as a result of the Merger, this Agreement or the transactions contemplated hereby.

          (s) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bear, Stearns & Co. Inc. (a copy of which has been delivered to Purchaser) to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

          (t) VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

          (u) INSURANCE. Schedule 3.1(u) hereto contains a true and complete listing of the Company's and each of its Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties (including products liability and completed operations coverage) and worker's compensation, in effect as of the date hereof.

          (v) ADVISORS. Except as disclosed on Schedule 3.1(v), no broker, advisor, attorney, accountant, actuary, investment banker, proxy solicitor or other person is entitled to any broker's, finder's or other fee, reimbursement of expenses or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (w) ADDITIONAL TAX MATTERS. As of the date hereof, to the knowledge of the Company, the representations set forth in the numbered paragraphs of the form of Certificate of the Company included as Schedule 3.1(w) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

          (x) CONTRACTS. Schedule 3.1(x)(i) lists each lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party (whether oral or written) or by which any of them or any of their properties or assets may be bound and which involves the payment of money in excess of $500,000 or the receipt of money in excess of $500,000 in any 12 month period (a "Company Agreement"); it being understood that the term "Company Agreement" does not include purchase orders entered into in the ordinary course of business consistent with past practice; provided, however, that Schedule 3.1(x)(i), as attached, shall not be required to set forth any Company Agreement involving the receipt of money in excess of $500,000 in any 12 month period, but from and after the tenth business day after the date of this Agreement, Schedule 3.1(x)(i) shall be deemed to include, as of the date hereof, the list of Company Agreements provided to Purchaser by the Company in accordance with Section 4.1(i). Each Company Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, and there are no defaults thereunder by the Company and its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except where such defaults could not reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in Schedule 3.1(x)(ii), neither the Company nor any of its Subsidiaries is a party to any agreement that expressly limits the ability of the Company or any of its Subsidiaries or affiliate to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. Schedule 3.1(x)(iii) sets forth all claims received by the Company for indemnification made by third parties pursuant to the terms of agreements relating to the disposition by the Company of lines of business since January 28, 1995.

          (y) SALE OF DIVISION. Except as set forth on Schedule 3.1(y), the sale of the Paper Cutter division of the Company has been completed on the terms set forth in that certain Asset Purchase Agreement, dated as of June 7, 1996 (the "Paper Cutter Agreement"), by and among the Company, The Party Experience Inc., a Delaware corporation, and Party Stores Holdings, Inc., a Delaware corporation. The Company has delivered to Purchaser true and correct copies of all closing documents entered into and delivered by the Company with respect to the consummation of the transactions contemplated in the Paper Cutter Agreement.

          3.2  REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
SUB. Purchaser and Sub jointly and severally represent and warrant to the Company as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Purchaser and Sub is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and Sub have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

          (b) CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Purchaser consists of 1,250,000,000 shares of Purchaser Common Stock and 25,000,000 shares of preferred stock, without par value, of Purchaser (the "Purchaser Preferred Stock"). At the close of business on July 10, 1996: (i) 225,397,372 shares of Purchaser Common Stock were issued and outstanding and 16,777,567 shares of Purchaser Common Stock were reserved for issuance pursuant to Purchaser's:

               1984 Equity Compensation Plan             548,624
               1989 Equity Compensation Plan           5,263,034
               1993 Equity Compensation Plan          10,875,909
               1993 Non-Associate Directors'
                       Equity Plan                        90,000

     (collectively, the "Purchaser Option Plans"); (ii) 14,700 shares of Purchaser Common Stock were held by Purchaser in its treasury or by its wholly owned Subsidiaries; (iii) 1,400,000 shares of Purchaser Preferred Stock, designated as Series B ESOP Convertible Preferred Stock, were authorized and reserved for issuance to Purchaser's Savings, Profit Sharing and Stock Ownership Plan, of which 1,176,666 shares have been issued and 970,116.7 shares are presently issued and outstanding; (iv) 1,600,000 shares of Purchaser Preferred Stock, designated as Series A Junior Participating Preferred Stock, were reserved for issuance pursuant to Purchaser's Rights Agreement; and (v) no Voting Debt was outstanding. All outstanding shares of Purchaser Common Stock are, and the shares of Purchaser Common Stock when issued in accordance with this Agreement will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of capital stock of Sub are owned by Purchaser, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b), and except for changes since January 27, 1996 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, Purchaser Option Plans, or as contemplated or permitted by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of Purchaser; (ii) no securities of Purchaser or any Subsidiary of Purchaser convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of Purchaser or any Subsidiary of Purchaser; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Purchaser or any Subsidiary of Purchaser is a party or by which it is bound in any case obligating Purchaser or any Subsidiary of Purchaser to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Purchaser or of any Subsidiary of Purchaser or obligating Purchaser or any Subsidiary of Purchaser to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser. As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, 10 shares of which are validly issued, fully paid and nonassessable and are owned by Purchaser and the balance of which are not issued or outstanding. Notwithstanding anything to the contrary herein, the representations and warranties set forth in this
     Section 3.2 will not be deemed to have been breached by Purchaser's repurchase of Purchaser Common Stock pursuant to Purchaser's stock repurchase program; provided, however, that any repurchase of Purchaser Common Stock effected by Purchaser complies with Rule 10b-6 of the Exchange Act.

          (c)  AUTHORITY; NO VIOLATIONS, CONSENTS AND APPROVALS.

               (i) Each of Purchaser and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the issuance of the Purchaser Common Stock pursuant to the Merger, have been duly authorized by all necessary corporate action on the part of Purchaser and Sub. This Agreement has been duly executed and delivered by Purchaser and Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Purchaser and Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

               (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Purchaser under any provision of (A) the Certificate of Incorporation or Bylaws of Purchaser or Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Purchaser or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Purchaser, materially impair the ability of Purchaser to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

               (iii)     No consent, approval, order or
     authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to Purchaser or Sub in connection with the execution and delivery of this Agreement by Purchaser and Sub or the consummation by Purchaser and Sub of the transactions contemplated hereby, as to which the failure to obtain or make could reasonably be expected to have a Material Adverse Effect on Purchaser, except for: (A) the filing of a premerger notification report by Purchaser under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of New York; (D) filings with, and approval of, the NYSE; and (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws.

          (d) SEC DOCUMENTS. Purchaser has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since January 26, 1994 and prior to the date of this Agreement (the "Purchaser SEC Documents"), which are all the documents (other than preliminary material) that Purchaser was required to file with the SEC since such date. As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material) the consolidated financial position of Purchaser and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Purchaser and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Purchaser SEC Documents or on Schedule 3.2(d), there are no agreements, arrangements or understandings between Purchaser and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 26, 1994, an affiliate of Purchaser that are required to be disclosed in the Purchaser SEC Documents.

          (e) INFORMATION SUPPLIED. None of the information supplied or to be supplied by Purchaser or Sub for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and none of the information supplied or to be supplied by Purchaser or Sub and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Purchaser or any of its Subsidiaries, or with respect to other information supplied by Purchaser or Sub for inclusion in the Proxy Statement or S-4, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4, Purchaser shall immediately notify the Company of such event, and Purchaser shall cooperate with the Company in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the S-4 and, as required by law, disseminating the information contained in such amendment or supplement to the stockholders of the Company. The information relating to Purchaser, Sub or other Subsidiaries of Purchaser supplied by Purchaser or Sub for inclusion in the Proxy Statement and the S-4 will comply as to form in all material respects with the provisions of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations thereunder.

          (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in, or reflected in the financial statements included in, the Purchaser SEC Documents or on Schedule 3.2(f), or except as contemplated by this Agreement, since January 27, 1996, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Purchaser's capital stock, except for regular quarterly cash dividends on Purchaser Common Stock with usual record and payment dates for such dividends; (ii) any amendment of any material term of any outstanding equity security of Purchaser or Sub; (iii) any repurchase, redemption or other acquisition by Purchaser or any of its Subsidiaries of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Purchaser or any of its Subsidiaries, except for repurchases made in the ordinary course, repurchases contemplated by Purchaser benefit plans and repurchases pursuant to Purchaser's stock repurchase program; (iv) any material change in any method of accounting or accounting practice by Purchaser or any of its Subsidiaries; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that could reasonably be expected to have a Material Adverse Effect on Purchaser, except for general economic changes and changes that may affect the industries of Purchaser or any of its Subsidiaries generally.

          (g) NO UNDISCLOSED MATERIAL LIABILITIES. Except as specifically and individually set forth on Schedule 3.2(g), as of the date hereof, there are no liabilities of Purchaser of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that could reasonably be expected to have a Material Adverse Effect on Purchaser, other than: (i) liabilities adequately provided for on the balance sheet of Purchaser dated as of January 27, 1996 (including the notes thereto) contained in Purchaser's Annual Report on Form 10-K; (ii) liabilities under this Agreement and (iii) liabilities arising since such date in the ordinary course of business consistent with past practices.

          (h) NO DEFAULT. Neither Purchaser nor Sub is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
     (i) their respective charter and bylaws, (ii) except as disclosed in Schedule 3.2(h) and except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser or Sub is now a party or by which Purchaser or Sub or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Sub, except in the case of (ii) and (iii) for defaults or violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Purchaser.

          (i) LITIGATION. Except as disclosed in the Purchaser SEC Documents or on Schedule 3.2(i) hereto, there is no suit, action or proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser ("Purchaser Litigation"), and Purchaser has no knowledge of any facts that are likely to give rise to any Purchaser Litigation, that (in any case) could reasonably be expected to have a Material Adverse Effect on Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser or Sub ("Purchaser Order") that could reasonably be expected to have a Material Adverse Effect on Purchaser or its ability to consummate the transactions contemplated by this Agreement.

          (j) NO VOTE REQUIRED. No vote of the holders of any class or series of Purchaser capital stock is necessary to approve the issuance of Purchaser Common Stock pursuant to this Agreement and the transactions contemplated hereby.

          (k) BROKERS. Except as disclosed on Schedule 3.2(k), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

          (l) INTERIM OPERATIONS OF SUB. Sub was formed by Purchaser solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business or activities, has incurred no other obligations or liabilities, has no other assets and has conducted its operations only as contemplated hereby. All of the outstanding capital stock of Sub is owned directly by Purchaser.

          (m) ADDITIONAL TAX MATTERS. As of the date hereof, to the knowledge of Purchaser, the representations set forth in the numbered paragraphs of the form of Certificate of Purchaser included as Schedule 3.2(m) are true and correct in all material respects, assuming for purposes of this representation and warranty that the Merger referred to in such form had been consummated on the date hereof.

          (n) NO OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Purchaser nor Sub own, directly or indirectly, any Company Common Stock, other than shares of Company Common Stock purchased in the ordinary course of business for investment purposes by Purchaser's retirement plans, savings plans and insurance company subsidiaries.

                           ARTICLE IV

    COVENANTS RELATING TO CONDUCT OF BUSINESS OF THE COMPANY

          4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, disclosed on
Schedule 4.1(f), 4.1(h), or 4.1(i) or to the extent that Purchaser shall otherwise consent in writing):

          (a) ORDINARY COURSE. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time; provided, however, that the Company and its Subsidiaries shall not be required to take any action hereunder that will be inconsistent with any of the provisions set forth in this Agreement. Purchaser acknowledges that officers and employees of the Company may voluntarily terminate employment with the Company and the Company has no control over such voluntary terminations.

          (b) DIVIDENDS; CHANGES IN STOCK. The Company shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except for dividends from a Subsidiary of the Company to the Company or another Subsidiary of the Company;
     (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan. Notwithstanding the foregoing, if the record date for Purchaser's regular fiscal 1996 third quarter dividend is fixed or to be fixed as of a date on or before the last business day prior to the Effective Time (in respect of which dividend, Purchaser agrees to give the Company written notice of the record date as soon as reasonably practicable, but in any event at least 15 days prior to the Effective
     Time), the Company may declare and pay its regular third quarter dividend of $.05 per share of Company Common Stock prior to the Effective Time.

          (c) ISSUANCE OF SECURITIES. The Company shall not and it shall not permit any of its Subsidiaries to issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than: (i) the issuance of Company Common Stock upon the exercise of stock options granted, or purchase rights provided for, under the Company Stock Purchase Plan, the Company Non-Employee Directors Plan, or the Company Stock Plan, in each case that are outstanding on the date hereof, or in satisfaction of stock grants, stock purchase rights or stock based awards made prior to the date hereof pursuant to such plans or upon conversion of the Company Convertible Notes; (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent; (iii) the issuance of up to 20,000 shares of Company Common Stock under the Company's Service Award Program; and
     (iv) the issuance of Company Preferred Stock under the Company's Rights Plan in accordance with its terms.

          (d) GOVERNING DOCUMENTS. Except as contemplated hereby or in connection herewith, the Company shall not amend or propose to amend its Restated Certificate of Incorporation or Bylaws.

          (e) NO ACQUISITIONS. The Company shall not and it shall not permit any of its Subsidiaries to acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

          (f) NO DISPOSITIONS. Other than: (i) dispositions or proposed dispositions listed on Schedule 4.1(f); (ii) as may be necessary or required by law to consummate the transactions contemplated hereby; (iii) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; or (iv) the sale of inventory in the ordinary course of business consistent with past practices, the Company shall not and it shall not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          (g) NO DISSOLUTION, ETC. Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

          (h)  CERTAIN EMPLOYEE MATTERS.  Except as set forth on
     Schedule 4.1(h), the Company shall not and it shall not permit any of its Subsidiaries to: (i) except to the extent required by applicable law, grant any increases in the compensation of any of its directors, officers or employees, except increases in the ordinary course of business and in accordance with past practice for persons other than directors and executive officers; (ii) except to the extent required by applicable law, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing Company Employee Benefit Plans or Company Pension Plans as in effect on the date hereof to any such director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) become obligated under any new Company Employee Benefit Plan or Company Pension Plan, which was not in existence or approved by the Board of Directors of the Company prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (i) INDEBTEDNESS; LEASES; CAPITAL EXPENDITURES; ACCOUNTING CHANGES. Except as set forth on Schedule 4.1(i), the Company shall not and it shall not permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under the Company's existing credit facilities and refinancings of existing debt that permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, except for those securing purchase money indebtedness, (iii) commit to capital expenditures other than aggregate capital expenditures set forth in the fiscal 1997 capital budget, a true and correct copy of which has been previously delivered to Purchaser, which, when aggregated with all other fiscal 1997 capital expenditures, do not exceed $19,300,000, (iv) enter into or terminate any of the Company Agreements, (v) amend, renew, or extend any Company Agreement that involves the payment or receipt of money in excess of $500,000 in a 12 month period (other than any Company Agreement, excluding leases, entered into in the ordinary course of business consistent with past practice), or (vi) implement any accounting policy changes. The Company shall promptly provide Purchaser with true, correct and complete copies of any and all leases which are amended, renewed, replaced or extended as provided in Schedule 4.1(i) or permitted under this Section 4.1(i). Any consent of Purchaser required pursuant to this Section 4.1(i) may be obtained from Robert
     W. Hannan, Edward C. Metting, or their respective successors, and such consent shall not be unreasonably withheld or delayed. No later than the tenth business day following the date hereof, the Company shall provide Purchaser with a true, correct and complete list of all Company Agreements involving the receipt of money in excess of $500,000 in a 12 month period.

          (j) 368(A) REORGANIZATION. From the date hereof through the Closing Date neither the Company nor any stockholder of the Company owning 5% or more of the Company Common Stock shall take any action, or cause any action to be taken, which would prevent the transactions contemplated hereby from qualifying as a reorganization pursuant to section 368(a) of the Code.

          4.2 NO SOLICITATION. From and after the date hereof, the Company will not, and will not authorize or permit any of its officers, directors, employees, agents and other representatives or those of any of its Subsidiaries (collectively, "Company Representatives") to, directly or indirectly, solicit or initiate any prospective buyer or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined) from any person; provided, however, that if the Company immediately notifies Purchaser of the existence of such negotiations and the status, terms and conditions thereof, then (a) the Company's Board of Directors may authorize the Company to engage in discussions or negotiations with a third party who (without any solicitation or initiation, directly or indirectly, by or with the Company or any Company Representatives after the date of this Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets; provided the disclosure of such information is consistent with the fiduciary obligations of the Company's Board of Directors, (b) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act and (c) following receipt of an Acquisition Proposal that is financially superior to the Merger (as determined in each case in good faith by the Company's Board of Directors after consultation with the Company's financial advisors), the Board of Directors of the Company may withdraw, modify or not make its recommendation referred to in Section 5.5 or terminate this Agreement in accordance with Section 7.1(b), but in each case referred to in the foregoing clauses (a) through (c) only to the extent that the Company's Board of Directors shall conclude in good faith that such action is necessary in order for the Company's Board of Directors to act in a manner that is consistent with its fiduciary obligations under applicable law. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or any the Company Representatives with respect to
any Acquisition Proposal existing on the date hereof.   The
Company will promptly notify Purchaser in writing of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer, other than a proposal or offer by Purchaser or any of its affiliates, with respect to an Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means a tender or exchange offer, a merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition in any manner of a substantial equity interest in, or substantially all of the assets of, the Company or any of its Subsidiaries by any person other than Purchaser or Sub.

                            ARTICLE V

                      ADDITIONAL AGREEMENTS

          5.1 PREPARATION OF S-4 AND THE PROXY STATEMENT. The Company shall promptly prepare and file with the SEC the Proxy Statement and Purchaser shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. The Company and Purchaser shall give the other party an opportunity to review, comment on, and make reasonable changes to the Proxy Statement and the S-4, respectively. Each of Purchaser and the Company shall use its reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Purchaser shall use its reasonable efforts to cause the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date. Purchaser shall use its reasonable efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Purchaser Common Stock in connection with the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

          5.2 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall cause to be delivered to Purchaser a letter of Deloitte & Touche, L.L.P., the Company's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Purchaser and the Company, in form and substance reasonably satisfactory to Purchaser and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          5.3 LETTER OF PURCHASER'S ACCOUNTANTS. Purchaser shall cause to be delivered to the Company a letter of KPMG Peat Marwick, LLP, Purchaser's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and Purchaser, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

          5.4 ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, actuaries, counsel and other representatives of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all officers, legal and financial representatives, properties, books, contracts, commitments, records and all other information concerning its business, properties and personnel as Purchaser may reasonably request; provided that such access shall not unreasonably interfere with the business or operations of the Company. Upon reasonable notice, Purchaser shall make available such additional information which is reasonably requested by the Company, and needed, solely for use, in connection with the Company's preparation of the Proxy Statement. During such period, each of the Company and Purchaser shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements.

          5.5 THE COMPANY STOCKHOLDERS MEETING. The Company shall call a meeting of its stockholders as soon as practicable after the date upon which the S-4 becomes effective. The Company shall consult with Purchaser in determining a date for such meeting that is reasonably agreeable to Purchaser and the Company. Subject only to the proviso of the first sentence of
Section 4.2 and any other action taken by, or upon authority of, the Board of Directors in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, the Company will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its reasonable efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders.

          5.6 LEGAL CONDITIONS TO MERGER. Each of the Company, Purchaser and Sub will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger (including, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of the Company, Purchaser and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity or court required to be obtained or made by the Company, Purchaser or any of their Subsidiaries in connection with the Merger or the taking of any reasonable action contemplated thereby or by this Agreement.

          5.7 RESPONSE TO CERTAIN ACTIONS. Each of the Company, Purchaser and Sub agree to cooperate and use their reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement. Each of the Company (before the Effective Time), Purchaser and Sub agree to dispose of drug stores in the State of Pennsylvania, on commercially reasonable terms, to the extent required by the U.S. Federal Trade Commission, the U.S. Department of Justice or the attorney general of the State of Pennsylvania as a condition to the granting of any approvals required in order to permit the consummation of the Merger; provided, however, that in no event shall Purchaser be required to take any action that would result in the disposition or closure of drug stores which had aggregate revenues in excess of $25,000,000 for the fiscal year ended January 27, 1996 (the "Divestiture Threshold"). In each instance that Purchaser may be required to take action resulting in the disposition or closure of alternative stores to be selected by Purchaser, those stores satisfying the requirement that have the lowest revenues shall be used for purposes of calculating the Divestiture Threshold.

          5.8 AGREEMENTS OF OTHERS. Prior to the Effective Time, the Company shall cause to be prepared and delivered to Purchaser a list identifying all persons who, at the time of the Stockholder Meeting, may be deemed to be "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). The Company shall use its reasonable efforts to cause each person who is identified as an Affiliate in such list to deliver to Purchaser, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Purchaser Common Stock issued to such Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

          5.9 AUTHORIZATION FOR SHARES AND STOCK EXCHANGE LISTING. Prior to the Effective Time, Purchaser shall have taken all action necessary to permit it to issue the number of shares of Purchaser Common Stock required to be issued pursuant to
Section 2.1. Purchaser shall use all reasonable efforts to cause the shares of Purchaser Common Stock to be issued in the Merger and shares of Purchaser Common Stock to be reserved for issuance upon conversion of the Company Convertible Notes, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

          5.10 EMPLOYEE MATTERS.

          (a) EMPLOYEES. For purposes of this Section 5.10, the term "Employees" shall mean all employees of the Company and its Subsidiaries (including those on disability or leave of absence, paid or unpaid) immediately prior to the Effective Time.

          (b)  PARTICIPATION IN PLANS MAINTAINED BY PURCHASER.

               (i) Purchaser and its Subsidiaries will honor, in accordance with their terms, the Company Pension Benefit Plans and Company Employee Benefit Plans (collectively, the "Company Benefit Plans"), as in effect immediately prior to the date hereof, listed on Schedule 5.10(b) for a period of not less than 12 months after the Effective Time; provided, however, that Purchaser or any of its Subsidiaries may substitute any plan (a "Purchaser Benefit Plan") that it maintains for any Company Benefit Plan listed on Schedule 5.10(b) if Purchaser in good faith determines, in its sole discretion, that the Purchaser Benefit Plan, when aggregated with other plans under which Employees are eligible, provides substantially similar benefits, determined at the time of the substitution, to those that the Employees had immediately prior to the Effective Time. Notwithstanding the foregoing, (i) Purchaser's obligations with respect to the Company's Tuition Assistance Plan and the Company's Pharmacy Tuition Assistance Program shall be limited to persons enrolled in such plan or program as of the Effective Time, (ii) the Company's Tuition Assistance Plan shall be continued, without substitution, throughout the 1996-1997 academic year, and (iii) the Company's Pharmacy Tuition Assistance Program shall be continued, without substitution, for a period of not less than 12 months after the Effective Time. Notwithstanding the foregoing, nothing herein shall preclude Purchaser from making any amendments to or terminating any Company Benefit Plan to the extent required by law (provided that Purchaser uses its reasonable efforts to minimize the reduction of benefits needed to comply with applicable law). Purchaser shall have the right, at any time thereafter following the 12 month period described above, to make any amendments to or terminate any Company Benefit Plan as Purchaser deems appropriate.

               (ii) With respect to each Purchaser Benefit Plan for which an Employee becomes eligible, Purchaser and its Subsidiaries shall grant such Employee credit, for purposes of eligibility and vesting only, for all past service credited for such purposes by the Company under similar plans, other than new Purchaser Benefit Plans which cover a substantial number of Purchaser's employees or employees of one or more of Purchaser's Subsidiaries, including without limitation Thrift Drug, Inc., (in addition to Employees) which do not grant past service credit to Purchaser's or such Subsidiaries' employees generally. Notwithstanding the foregoing, for any vacation plan, service will be calculated and credited in accordance with the Company's standard vacation plan, a true and correct copy of which has been provided to Purchaser.

               (iii) Any pre-existing condition exclusion under any Purchaser Benefit Plan providing medical benefits (other than dental benefits) shall be waived for any Employee who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing medical benefits (other than dental benefits) and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any pre-existing condition exclusion under any Purchaser Benefit Plan providing dental benefits shall be waived for any Employee of the Company who, immediately prior to commencing participation in such Purchaser Benefit Plan, was participating in a Company Benefit Plan providing dental benefits and had satisfied any pre-existing condition provision under such Company Benefit Plan. Any expenses that were taken into account under a Company Benefit Plan providing medical or dental benefits in which the Employee participated immediately prior to commencing participation in a Purchaser Benefit Plan providing medical or dental benefits shall be taken into account to the same extent under such Purchaser Benefit Plan, in accordance with the terms of such Purchaser Benefit Plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits.

          (c) EMPLOYMENT OF COMPANY EMPLOYEES. Purchaser agrees to cause the Company at the Effective Time to continue to employ all Employees (other than any of the persons listed in Schedule 5.10(d)) who are employed immediately prior to the Effective Time at substantially comparable levels of cash compensation. Purchaser shall be under no obligation to cause the Company to continue to employ any such individuals after the Effective Time.

          (d) EMPLOYMENT AGREEMENTS. Purchaser agrees to be, and agrees to cause the Company to continue to be, bound by and honor the written employment agreements, as amended through the date hereof (the "Employment Agreements"), between the Company and those persons listed in Schedule 5.10(d), true, complete and correct copies of which have been provided to Purchaser. The Company hereby agrees that it shall not exercise its authority under any such agreement to set up an irrevocable trust, establish an irrevocable letter of credit, or otherwise establish an irrevocable funding commitment with respect to such Employment Agreements. Purchaser agrees that Henry Panasci, David Panasci, James Poole and Warren Wolfson will be terminated without cause immediately after the Effective Time for purposes of the Employment Agreements. Purchaser acknowledges that the consummation of the Merger is a Change in Control (as such term is defined in the Employment Agreements).

          (e) NON-EMPLOYEE DIRECTORS RETIREMENT PLAN. Purchaser agrees that each non-Employee director of the Company immediately preceding the Effective Time shall be entitled to receive the retirement benefits he would have received had he retired immediately prior to the Effective Time (as if such director were at least 65 years old at the Effective Time and served on the Board for more than ten years). Such benefits shall be paid to the director upon his attainment of age 65; provided, however, that the Purchaser may, in its sole discretion, at any time and from time to time within six months after the Effective Time, pay any or all of such directors the actuarial equivalent of such benefits in a lump sum. Lump sum amounts shall be calculated using a 6.75% interest rate and the GAM 83 sex distinct mortality table.

          (f) SEVERANCE POLICIES. Purchaser shall, and shall cause the Company, from and after the Effective Time, to honor and be bound by the Company's corporate officers' and non-officer employees' severance policies dated as of August 5, 1996, true, correct and complete copies of which have been provided to Purchaser.

          (g) BONUS PLANS. Purchaser shall, and shall cause the Company, from and after the Effective Date, to perform the Company's obligations under the Management Incentive Plan and the Key Management Incentive Plan of the Company and its Subsidiaries in effect for fiscal year ending February 1, 1997 (the "Bonus Plans"), true, complete and correct copies of which have been provided to Purchaser. Notwithstanding the terms of the Bonus Plans, Purchaser shall make payments to all Employees who were employed immediately prior to the Effective Time, in an amount equal to the product of:

               (i)  such Employee's entitlement under the Bonus
     Plans as if all targets are met at 100%; times

               (ii) a percentage equal to (A) the number of days such Employee was employed by the Company (including days employed by the Surviving Corporation) during the fiscal year ending February 1, 1997, divided by (B) 366.

     Such payments to terminated Employees shall be made at such time that such payment would have been made if such employee's employment had not been so terminated. Notwithstanding the foregoing, no benefits will be paid to Employees who are terminated for Summary Dismissal (as defined in the severance policies referenced in Section 5.10(f)).

          (h) STOCK PURCHASE PLAN. Concurrently with the execution of this Agreement, the Company Stock Purchase Plan will be amended to provide that (a) no Company employee not already participating in such plan shall be eligible to enter such Plan; (b) no employee currently participating in such Plan shall be able to increase his payroll deduction under such Plan; and (c) all account balances of such Plan will be used to purchase shares of Company Common Stock at a date determined by the Committee (as defined in the Company Stock Purchase Plan) prior to the Effective Time as if such date was the Annual Purchase Date.

          (i) STOCK OPTIONS ISSUED TO NON-EMPLOYEE DIRECTORS. Concurrent with the Effective Time, outstanding non-employee director stock options to purchase shares of Company Common Stock (a "Directors Stock Option") heretofore granted under the Company Non-Employee Directors Plan, and exercisable but not exercised shall, upon their surrender to the Company by the holders thereof, be canceled by the Company, and the holders thereof shall receive a cash payment from the Company in an amount (if any) equal to the number of shares of Company Common Stock subject to each surrendered option multiplied by the difference (if positive) between the exercise price per share of such Directors Stock Options and the average of the per share Daily Price on the NYSE (as reported in the New York Stock Exchange Composite Transactions) during the ten consecutive trading days immediately preceding the date which is two trading days prior to the date of the stockholders meeting referred to in
     Section 5.5 of the shares of Purchaser Common Stock which such non-employee director would have received if such non-employee director had exercised such option prior to the Effective Time; provided, however, that with respect to both
     (i) options not yet exercisable and (ii) options for which such payment cannot be made at the Effective Time because of the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended, Purchaser will cause such options to be assumed by Purchaser and become exercisable for the same number of whole shares of Purchaser Common Stock which would have been received if such option had been exercised immediately prior to the Effective Time and the Company Common Stock received in connection therewith was exchanged for Purchaser Common Stock pursuant to the terms of the Merger; provided, however, that cash will be paid in lieu of the issuance of fractional shares of Purchaser Common Stock. Purchaser will provide continuing optionees with documentation regarding such assumed options.

          (j) STOCK OPTIONS ISSUED TO EMPLOYEES. Concurrent with the Effective Time, the Company shall offer a cash payment to all holders of outstanding options (an "Employee Stock Option") to purchase Company Common Stock heretofore granted under the Company Stock Option Plan. Upon the surrender to the Company by holders thereof, such Employee Stock Options shall be canceled by the Company and the holders thereof shall receive a cash payment from the Company in an amount equal to the number of shares of Company Common Stock subject to each surrendered Employee Stock Option multiplied by the difference (if positive) between the exercise price per share of such Employee Stock Options and the average of the per share Daily Price on the NYSE (as reported in the New York Stock Exchange Composite Transactions) during the ten consecutive trading days immediately preceding the date which is two trading days prior to the date of the stockholders meeting referred to in
     Section 5.5 of the shares of Purchaser Common Stock which such employee would have received if such employee had exercised such Employee Stock Option prior to the Effective Time. Employee Stock Options not surrendered by their holders shall be assumed by Purchaser and exercisable for the same number of whole shares of Purchaser Common Stock which would have been received if such Employee Stock Option had been exercised immediately prior to the Effective Time and the Company Common Stock received in connection therewith was exchanged pursuant to the terms of the Merger; provided, however, that cash will be paid in lieu of the issuance of fractional shares of Purchaser Common Stock. Purchaser will provide continuing optionees with documentation regarding such assumed options.

          (k) COMMUNICATIONS TO EMPLOYEES. Purchaser and the Company shall cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written communications to Employees, and all oral communications to groups of Employees, regarding the matters that are subject of this Section 5.10.

          5.11 INDEMNIFICATION; DIRECTORS' AND OFFICERS'
INSURANCE.

          (a) From and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries or an employee of the Company or any of its Subsidiaries who acts as a fiduciary under any Company Employee Benefit Plans or Company Pension Plans (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, fines, penalties or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or such employee of the Company or any Subsidiary whether pertaining to any matter of fact existing or occurring at or prior to the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent permitted under applicable law (and Purchaser and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel (which shall be reasonably acceptable to Purchaser) and Purchaser and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Purchaser and the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Purchaser nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Purchaser and the Surviving Corporation, but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.11(a), except to the extent such failure materially prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter in each applicable jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Purchaser and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties (including in the Restated Certificate of Incorporation or Bylaws of the Company or in the indemnification agreements previously provided to Purchaser) with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Purchaser shall cause the provisions providing for the exculpation of directors and officers liability and indemnification contained in the Certificate of Incorporation of the Surviving Corporation to be substantively the same as the provisions providing for the exculpation of directors and officers liabilities and indemnifications contained in the Restated Certificate of Incorporation of the Company in effect immediately prior to the Effective Time. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Restated Certificate of Incorporation or Bylaws of the Company, under the NYBCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          (b) For a period of six years after the Effective Time, Purchaser shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time; provided, however, that Purchaser shall not be required to pay an annual premium for such insurance in excess of (i) 250% of the last annual premium paid by the Company prior to the date hereof, for each of the first three annual premiums and (ii) 200% of the last annual premium paid by the Company prior to the date hereof, thereafter; provided, further, that in the event such maximum amounts are applicable, Purchaser shall purchase as much coverage as possible for such amount.

          (c) Purchaser shall reimburse an Indemnified Party for reasonable legal expenses actually incurred by such Indemnified Party in enforcing the provisions of this
     Section 5.11 if such Indemnified Party is ultimately determined to be the prevailing party in a final adjudication by a court from which there is no further right of appeal (or any such right of appeal has expired).

          5.12 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

          5.13 PUBLIC ANNOUNCEMENTS. Purchaser and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required based upon opinion of counsel by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

          5.14 OTHER ACTIONS. Except as contemplated by this Agreement, neither Purchaser nor the Company shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

          5.15 ADVICE OF CHANGES; SEC FILINGS. The Company shall confer on a regular basis with Purchaser and report on operational matters. Purchaser and the Company shall promptly advise each other orally and in writing of any change or event that has, or could reasonably be expected to have, a Material Adverse Effect on Purchaser or the Company, as the case may be. The Company and Purchaser shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          5.16 REORGANIZATION. It is the intention of Purchaser and the Company that the Merger will qualify as a reorganization described in section 368(a) of the Code (and any comparable provisions of applicable state law). Neither Purchaser nor the Company (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing
Date) that would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Returns and other filings.

          5.17 CONVEYANCE TAXES. The Company and Purchaser will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

          5.18 COMPANY OPERATIONS AND NAME. It is Purchaser's present intention to (i) continue to operate the Company's existing distribution center in Liverpool, New York and establish a regional office in the location presently used by the Company as its corporate headquarters; (ii) operate substantially all of the existing stores of the Company, provided that Purchaser may, from time to time in the ordinary course of business, discontinue the operation of any of the stores of the Company; (iii) continue to use Fay's name for the Company's stores located in the State of New York; and (iv) operate, directly or through any of its Subsidiaries, any new drug stores in currently existing trade areas of the Company in the State of New York under the Fay's name. Nothing in this Section 5.18 shall be deemed a contractual or other obligation of Purchaser.

          5.19 COMPANY CONVERTIBLE NOTES. The Company shall use all reasonable efforts to cause the conversion of the Company
Convertible Notes on or prior to the Closing Date.

                           ARTICLE VI

                      CONDITIONS PRECEDENT

          6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) COMPANY STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon.

          (b) NYSE LISTING. The shares of Purchaser Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares of Purchaser Common Stock required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Purchaser and Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations could not reasonably be expected to result in a Material Adverse Effect on Purchaser (assuming the Merger has taken place) or to materially adversely affect the consummation of the transactions contemplated by this Agreement.

          (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.7 hereof and, in addition, shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (f)  TAX OPINION.   The Company shall have received (i)
     an opinion, dated on or about the date that is two days prior to the date the Proxy Statement is first mailed to stockholders of the Company, of Baker & Botts, L.L.P., counsel to Purchaser, to the effect that, if consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code; Purchaser, Sub and the Company will each be a party to that reorganization within the meaning of section 368(b) of the Code; and no gain or loss will be recognized by a stockholder of the Company as a result of the Merger upon the conversion of shares of Company Common Stock into shares of Purchaser Common Stock, and (ii) an opinion, dated as of the Closing Date, to the same effect; provided, however, that in the event Baker & Botts, L.L.P. is unprepared or unwilling to render either or both such opinions, this condition shall have been satisfied if Bryan Cave L.L.P., outside general counsel of the Company, or Fried, Frank, Harris, Shriver & Jacobson, outside special counsel to the Company, is able to render an opinion to the same effect as substantially above. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates of Purchaser and Sub (in the form of the Certificate at Schedule 3.2(m)) and the Company (in the form of the Certificate at Schedule 3.1(w)).

          6.2 CONDITIONS OF OBLIGATIONS OF PURCHASER AND SUB. The obligations of Purchaser and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser and Sub.

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect on the Company or as otherwise contemplated by this Agreement.

          (b)  PERFORMANCE OF OBLIGATIONS OF THE COMPANY.  The
     Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) AGREEMENTS FROM THE COMPANY AFFILIATES. Purchaser shall have received from each person named in the list referred to in Section 5.8 an executed copy of an agreement as provided in Section 5.8.

          (d) APPRAISAL RIGHTS. Holders of not more than 10% of the outstanding shares of Company Common Stock shall have properly demanded appraisal rights for their shares under the NYBCL.

          (e) OPINION OF COMPANY COUNSEL. Purchaser shall have received opinions of counsel from Bryan Cave LLP, counsel to the Company, and Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, dated the Effective Time, covering, collectively and substantially, the opinions expressed below:

               (i)  The incorporation, good standing and
     capitalization of the Company and its Subsidiaries are as stated in this Agreement; the authorized shares of Company Common Stock are as stated in this Agreement; all outstanding shares of Company Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

               (ii) The Company has corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due and valid authorization, execution and delivery by Purchaser and Sub) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

               (iii) To the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting the Company or its Subsidiaries at law or in equity or before or by any court, governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator, of any kind that seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               (iv) The execution and performance by the Company of this Agreement will not violate the Certificate of Incorporation or By-laws of the Company or the charter or by-laws of any of its Subsidiaries, and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel based upon a certificate of the Company, to which the Company or any of its Subsidiaries is a party or to which they or any of their properties or assets may be bound.

               (v) To the knowledge of such counsel, no consent, approval, authorization or order of any Governmental Entity which has not been obtained is required on behalf of the Company or any of its Subsidiaries for consummation of the transactions contemplated by this Agreement.

               (vi) The Proxy Statement (other than financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Purchaser or Sub as to which counsel expresses no opinions) complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

               In addition, there shall be a statement to the effect that in the course of the preparation of the Proxy Statement such counsel has participated in conferences with certain of the officers and representatives of the Company. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement; and such counsel has relied as to materiality upon the judgment of certain of the officers and representatives of the Company. Subject to the foregoing and on the basis of the information that such counsel gained in the course of the performance of the services referred to above, including information obtained from officers and representatives of the Company, nothing has come to such counsel's attention which causes such counsel to believe that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Purchaser or Sub, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and its Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates should be attached to and delivered with such opinion. Such opinion shall be limited to the laws of the State of New York and the laws of the United States of America.

          (f) CONSENTS UNDER AGREEMENTS. The Company shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any indenture, mortgage, evidence of indebtedness, lease or other agreement or instrument, except where the failure to obtain the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or Purchaser or the consummation of the transactions contemplated by this Agreement.

          (g) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to the Company; and Purchaser shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

          (h) TERMINATION OF CERTAIN PLANS. The Company shall have caused the redemption of the Rights outstanding under the Company Rights Plan and the termination of the Company Stock Purchase Plan, Company Dividend Reinvestment and Stock Purchase Plan and the Company Service Award Program to the extent it awards Company Common Stock.

          6.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Purchaser and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in
     Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect on Purchaser or as otherwise contemplated by this Agreement.

          (b) PERFORMANCE OF OBLIGATIONS OF PURCHASER AND SUB. Purchaser and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c) OPINION OF PURCHASER COUNSEL. The Company shall have received opinions from the General Counsel of Purchaser and Baker & Botts, L.L.P., counsel to Purchaser and Sub, dated the Effective Time, covering, collectively and substantially, the opinions expressed below:

               (i)  The incorporation, good standing and
     capitalization of Purchaser and Sub are as stated in this Agreement; the authorized shares of Purchaser and Sub are as stated in this Agreement; all outstanding shares of Purchaser Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Purchaser to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

               (ii) Each of Purchaser and Sub has corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Purchaser or Sub, as the case may be, and (assuming the due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Purchaser or Sub enforceable against Purchaser or Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

               (iii)     The execution and performance by
     Purchaser and Sub of this Agreement will not violate the Certificates of Incorporation or Bylaws of Purchaser and Sub, respectively, and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel based upon a certificate of Purchaser and Sub, to which Purchaser and Sub is a party or by which they or any of their properties or assets may be bound.

               (iv) To the knowledge of such counsel, no consent, approval, authorization or order of any Governmental Entity which has not been obtained is required on behalf of Purchaser and Sub for the consummation of the transactions contemplated by this Agreement.

               (v) To the knowledge of such counsel, there are no actions, suits or proceedings pending or threatened against or affecting Purchaser and Sub at law or in equity or before or by any court, governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator, of any kind that seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

               (vi) At the time the S-4 became effective, the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

               (vii)     The shares of Purchaser Common Stock to
     be issued pursuant to this Agreement will be, when so issued, duly authorized, validly issued and outstanding, fully paid and nonassessable.

               In addition, there shall be a statement to the effect that in the course of the preparation of the S-4 such counsel has participated in conferences with certain of the officers and representatives of Purchaser. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4; and such counsel has relied as to materiality upon the judgment of certain of the officers and representatives of Purchaser. Subject to the foregoing and on the basis of the information that such counsel gained in the course of the performance of the services referred to above, including information obtained from certain officers and representatives of Purchaser, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading.

               In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of Purchaser or Sub contained in any certificate delivered to such counsel and certificates of public officials which certificates shall be attached to or delivered with such opinion. The opinion called for by this
     Section 6.3(c) shall be limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

          (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Material Adverse Change with respect to Purchaser; and the Company shall have received a certificate signed on behalf of Purchaser by its Chief Financial Officer to such effect.

                           ARTICLE VII

                    TERMINATION AND AMENDMENT

          7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of the Company and Purchaser, or by mutual action of their respective Boards of Directors;

          (b) by either the Company or Purchaser if (i) the Merger shall not have been consummated by December 31, 1996 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; (iii) approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a duly held meeting of stockholders (including any adjournment(s) or postponement(s) thereof); or (iv) the Board of Directors of the Company shall have approved or recommended any Acquisition Proposal which is financially superior to the Merger (as determined in good faith by the Company's Board of Directors after consultation with the Company's financial advisors), and the Board of Directors of the Company is advised by its outside counsel that the fiduciary duties of the Board of Directors require acceptance or recommendation of such Acquisition Proposal.

          (c) by Purchaser if (i) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by the Company of written notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of the Company contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect; (iii) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Purchaser or Sub or shall have resolved to do any of the foregoing; (iv) after the date hereof there has been any Material Adverse Change with respect to the Company; or
     (v) the Conversion Shares (without regard to the proviso in the first sentence of Section 2.1(c)) would be less than .2065614 shares of Purchaser Common Stock.

          (d) by the Company if (i) Purchaser or Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Purchaser of written notice of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of Purchaser or Sub contained in this Agreement shall not be true in all material respects when made or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect;
     (iii) after the date hereof there has been any Material Adverse Change with respect to Purchaser; or (iv) the Conversion Shares (without regard to the proviso in the first sentence of Section 2.1(c)) would be more than .3098420 shares of Purchaser Common Stock.

          7.2  EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Sub or the Company except (i) with respect to this Section 7.2 and Section 8.1, and (ii) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties or of any of its covenants or agreements, in each case, as set forth in this Agreement except as provided in Section 8.8.

          (b)  If this Agreement is terminated pursuant to
     Section 7.1(b)(iv) or 7.1(c)(iii), then (i) the Company shall no later than five business days after written demand from Purchaser, pay Purchaser in same day funds an amount equal to $4,000,000 in lieu of reimbursing Purchaser for all out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to investment banking firms and other financial advisors and their respective counsel, accountants, outside counsel, experts and consultants) actually incurred by Purchaser or its Subsidiaries on its or their behalf in connection with this Agreement and the transactions contemplated hereunder and
     (ii) if an Acquisition Transaction is consummated within nine months of such termination, the Company shall, on the day of such consummation, pay Purchaser in same day funds an additional amount equal to $8,000,000.

          (c) If Purchaser has received payments in accordance with paragraph (b) above, and the Company is not or was not in willful breach (other than an immaterial breach) of its representations, warranties, covenants and agreements under this Agreement, Purchaser shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal or
     (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the Company's exercise of its right of termination under Section 7.1. If Purchaser pursues any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the Company's exercise of its right of termination under Section 7.1, then the prevailing party shall be entitled to recover all reasonable out-of-pocket costs and expenses incurred in the prosecution or defense of such litigation, including reasonable attorneys' fees and costs.

          7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                          ARTICLE VIII

                       GENERAL PROVISIONS

          8.1 PAYMENT OF EXPENSES. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except (a) as set forth in Section 7.2 and (b) that the filing fees with respect to the Proxy Statement and the S-4 shall be shared equally by Purchaser and the Company.

          8.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.10, 5.11 and 7.2 and Article VIII and the agreements delivered pursuant to Section 5.8.

          8.3 NOTICES. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          (a)  if to Purchaser or Sub, to:

               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, Texas 75024-3698
               Attention:  Donald A. McKay

               with copies to:

               J. C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, TX 75024-3698
               Attention:  Charles R. Lotter

               and

               Baker & Botts, L.L.P.

               2001 Ross Avenue
               Dallas, TX 75201
               Attention: Michael A. Saslaw

          and (b) if to the Company, to:

               Fay's Incorporated
               7245 Henry Clay Blvd.
               Liverpool, New York 13088
               Attention:  David H. Panasci

               with copies to:
               Fay's Incorporated
               7245 Henry Clay Blvd.
               Liverpool, New York 13088
               Attention:  Warren D. Wolfson

               Bryan Cave LLP
               245 Park Avenue
               New York, NY  10167
               Attention:  Robert Altman

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, NY 10004-1980
               Attention:  Jeffrey Bagner

          8.4 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. The phrase "to the knowledge of the Company" in this Agreement shall mean to the actual knowledge of the Company's executive officers and such additional persons, with respect to specific representations and warranties, as set forth in Schedule 8.4.

          8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (together with any other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto, except for the Confidentiality Agreements dated April 22, 1996, and July 10, 1996, between Purchaser and the Company, and
(b) except as provided in Sections 5.10 and 5.11, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          8.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New
York, without giving effect to the principles of conflicts of law thereof.

          8.8 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement may be terminated pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby in each case pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment and give notice as soon as possible to the other party of the commitment of any action that could give rise to any such order or judgment.

          8.9 SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach, an aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct wholly owned Subsidiary of Purchaser.
Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.11 SCHEDULES. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto. Disclosure of information by a party in one Schedule shall be deemed to be adequate disclosure of such information under any other Schedule in which such information is required to be disclosed by such party.

        (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

          IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                              J. C. PENNEY COMPANY, INC.


                              By:
                                 -----------------------------
                                Name:
                                      ------------------------
                                Title:
                                      ------------------------


                              BETA ACQUISITION CORP.


                              By:
                                 -----------------------------
                                Name:
                                      ------------------------
                                Title:
                                      ------------------------


                              FAY'S INCORPORATED


                              By:
                                 -----------------------------
                                Name:
                                      ------------------------
                                Title:
                                      ------------------------




                                                        EXHIBIT A

                     STOCKHOLDERS AGREEMENT



          AGREEMENT (this "Agreement"), dated as of August 5, 1996, by and among J.C. Penney Company, Inc., a Delaware corporation ("Purchaser"), Beta Acquisition Corp., a New York corporation and a direct wholly owned subsidiary of Parent ("Sub"), Henry A. Panasci, Jr. and David H. Panasci (each of Henry A. Panasci, Jr. and David H. Panasci and such other stockholders being referred to herein individually as a "Stockholder" and collectively as the "Stockholders").

                       W I T N E S S E T H
                      ---------------------

          WHEREAS, concurrently with the execution of this Agreement, Purchaser, Sub and Fay's Incorporated, a New York corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") pursuant to which Sub will be merged with and into the Company (the "Merger");

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Purchaser has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. CERTAIN DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act.

          (b) "Company Common Stock" shall mean the common stock, $0.10 par value per share, of the Company.

          (c) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          2. VOTING OF COMPANY COMMON STOCK. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) all shares of Company Common Stock held of record or Beneficially Owned by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (B) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its Subsidiaries; or (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any of its Subsidiaries; (3) any amendment of the Company's Restated Certificate of Incorporation or By-laws; (4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder agrees that such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2.

          3. STOCKHOLDER COVENANT. For a period of (a) 60 days following termination of the Merger Agreement pursuant to Section 7.1(b)(iii) thereof, provided that such period shall be extended to an aggregate of six months (including the initial 60 days) if within the initial 60 day period a public announcement is made regarding an Acquisition Proposal, (b) six months following termination of the Merger Agreement pursuant to Section 7.1(b)(iv) thereof, and (c) 60 days following termination of the Merger Agreement pursuant to Section 7.1(c)(iii), provided that such period shall be extended to an aggregate of six months (including the initial 60 days) if within the initial 60 day period a public announcement is made regarding an Acquisition Proposal, each Stockholder agrees that such stockholder shall not enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby such Stockholder (x) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder other than sales made in open market transactions; (y) agrees or covenants to vote or to grant a proxy to vote any or all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock; or (z) agrees or covenants to tender any or all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder into any tender offer or exchange offer relating to the Company Common Stock.

          4.   COVENANTS, REPRESENTATIONS AND WARRANTIES OF
STOCKHOLDER. Each Stockholder hereby represents and warrants to, and agrees with, Purchaser and Sub as follows:

          (a) OWNERSHIP OF SHARES. Such Stockholder is the Beneficial Owner of the number of shares of Company Common Stock indicated beside such Stockholder's name on Schedule 1 hereto (such shares, with respect to each Stockholder, being referred to herein as such Stockholder's "Existing Shares"). Except as specified on Schedule 1 hereto, all of such Stockholder's Existing Shares are owned of record by such Stockholder. Such Stockholder's Existing Shares constitute all shares of Company Common Stock owned of record or Beneficially Owned by such Stockholder. Except as specified on Schedule 1 hereto, each Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to such Stockholder's Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement and applicable fiduciary obligations.

          (b) AUTHORIZATION. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) NO CONFLICTS. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

          (d) NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (e) NO SOLICITATION. Such Stockholder shall not, and shall cause its Affiliates and investment bankers, attorneys, accountants and other agents and representatives of such Stockholder and such Affiliates (such Affiliates, investment bankers, attorneys, accountants, agents and representatives of any Person are hereinafter collectively referred to as the "Representatives" of such Person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal or any inquiry with respect thereto, or (ii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Purchaser, any of its Affiliates or representatives) relating to any Acquisition Proposal. Such Stockholder shall notify Purchaser and Sub orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any Person of any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder (including, without limitation, the terms and conditions thereof and the identity of the Person making
     it), within 24 hours of the receipt thereof. Such Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal, other than discussions or negotiations with Purchaser and its Affiliates. Notwithstanding the restrictions set forth in this Section 4(e), any Person who is an officer or director of the Company may exercise his fiduciary duties in his capacity as a director or officer of the Company consistent with the terms of the Merger Agreement.

          (f) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as applicable in connection with the transactions contemplated by the Merger Agreement, the Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney with respect to any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder, deposit into a voting trust or enter any such shares into a voting agreement with respect to any such shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of their obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement.

          (g) RELIANCE BY PURCHASER. Such Stockholder understands and acknowledges that Purchaser is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (h) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
SUB. Purchaser and Sub hereby represent and warrant to Stockholder as follows:

          (a) ORGANIZATION. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Purchaser and Sub of this Agreement and the performance by Purchaser and Sub of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser and Sub, respectively, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) CORPORATE AUTHORIZATION. This Agreement has been duly and validly executed and delivered by Purchaser and Sub and constitutes a valid and binding agreement of each of Purchaser and Sub enforceable against each of Purchaser and Sub in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and
     (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) NO CONFLICTS. No filing with, and no permit, authorization, consent or approval of any state or federal public body or authority is necessary for the execution of this Agreement by Purchaser or Sub and the consummation by Purchaser or Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by Purchaser or Sub, the consummation by Purchaser or Sub of the transactions contemplated hereby compliance by Purchaser or Sub with any of the provisions hereof shall (i) conflict with or result in any breach of the certificate of incorporation or by-laws of Purchaser or Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Purchaser or Sub is a party or by which Purchaser or Sub or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Purchaser or Sub or any of their respective properties or assets.

          6. STOP TRANSFER; LEGEND. Except as otherwise provided in this Agreement, each Stockholder agrees with, and covenants to, Purchaser and Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing shares of Company Common Stock held of record or beneficially by such Stockholder. Each Stockholder agrees that the provisions of this Agreement shall apply with respect to such Stockholders's Existing Shares and also with respect to any other shares of Company Common Stock that at any time during the term of this Agreement are held of record or Beneficially Owned by such Stockholder.

          7. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, except that the covenant and agreement set forth in
Section 3 hereof shall survive for the periods following such termination specified in such Section.

          8. FIDUCIARY OBLIGATIONS. Notwithstanding any provision of this Agreement to the contrary, with respect to any shares of Company Common Stock held of record or Beneficially Owned by any Stockholder in a fiduciary capacity and specified on
Schedule 1 hereof as being covered by this provision, the obligations of such Stockholder under this Agreement relating to such shares shall be subject to any fiduciary obligation under applicable law. Further, notwithstanding anything herein to the contrary, no other shares held of record or Beneficially Owned by any Stockholder in a fiduciary capacity are so exempted from the obligations of such Stockholder hereunder.

          9. PERMITTED TRANSFERS. Notwithstanding any provision in this Agreement to the contrary; (a) the Stockholders shall be free to donate an aggregate of up to 50,000 shares Beneficially Owned by such Stockholders to any bona fide tax-exempt charitable organization free of the conditions of this Agreement, (b) each Stockholder shall be free to transfer his shares by gift or sale to a member of such Stockholder's family; provided, that such family member shall first agree in writing to be bound by all of the terms and subject to all of the conditions of this Agreement, and (c) Purchaser may, in its sole discretion, permit a transfer of shares in any other circumstances, upon the written request of a Stockholder.

          10.  MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for the Confidentiality Agreements dated April 22, and July 10, 1996, between Purchaser and the Company.

          (b) BINDING AGREEMENT. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to all shares of Company Common Stock held of record or Beneficially Owned by such Stockholder and shall be binding upon any person or entity to which legal or Beneficial Ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest.

          (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Henry A. Panasci, Jr.:

               Henry A. Panasci, Jr.
               3000 Howlett Hill Road
               Camillus, NY 13031
               Telephone No.: (315) 673-1682

          copy to:

          Jeffrey Bagner

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, NY 10004
               Telephone No.: (212) 859-8000
               Telecopy No.: (212) 859-4000

          If to David H. Panasci:

               David H. Panasci
               6924 Kassonta Drive
               Jamesville, NY 13078
               Telephone No.: (315) 682-8032

          copy to:

               Jeffrey Bagner
               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, NY 10004
               Telephone No.: (212) 859-8000
               Telecopy No.: (212) 859-4000

               Warren D. Wolfson
               8484 Bubbling Springs Drive
               Baldwinsville, NY 13027
               Telephone No.: (315) 652-9394

          If to Purchaser or Sub:

               J.C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, Texas 75024-3698
               Attention:  Donald A. McKay
               Telephone No.:  (214) 431-1923
               Telecopy No.:  (214) 431-1962

          copies to:

               J.C. Penney Company, Inc.
               6501 Legacy Drive
               Plano, Texas 75024-3698
               Attention:  Charles R. Lotter
               Telephone No.:  (214) 431-1201
               Telecopy No.:  (214) 431-1133

          and

               Baker & Botts, L.L.P.
               2001 Ross Avenue
               Dallas, Texas 75201
               Attention: Michael A. Saslaw
               Telephone No.: (214) 953-6865
               Telecopy No.: (214) 953-6503

     or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

          (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

          (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, Purchaser, Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                              J. C. PENNEY COMPANY, INC.


                              By:
                                 -----------------------------
                                Name:
                                      ------------------------
                                Title:
                                      ------------------------


                              BETA ACQUISITION CORP.


                              By:
                                 -----------------------------
                                Name:
                                      ------------------------
                                Title:
                                      ------------------------


                              --------------------------------
                              Henry A. Panasci, Jr.


                              --------------------------------
                              David H. Panasci




                           Schedule 1


The Estate of Henry Panasci              1,117,175

Henry A. Panasci, Jr.                    2,808,962

Henry A. Panasci, Jr., Trustee
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o Beth Panasci                         488,451

Henry A. Panasci, Jr., Trustee
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o David H. Panasci                     485,426

Henry A. Panasci, Jr., Trustee*
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o Arlene Panasci                       672,298

David H. Panasci                           329,545

David H. and Janice L. Panasci,
Joint Tenants                                4,936




* These shares are covered by Section 8 "Fiduciary Obligations" of the Stockholders Agreement